CONSENT OF INDEPENDENT AUDITORS


We consent to the use in this Registration Statement No. 333-49570 of Morgan Stanley Dean Witter Diversified Income Trust on Form N-14, relating to the acquisition of Morgan Stanley Dean Witter World Wide Income Trust, of our report dated December 5, 2000, appearing in the Annual Report to Shareholders for the year ended October 31, 2000, which is incorporated by reference in the Statement of Additional Information, which is included in such Registration Statement on Form N-14, and to the references to us under the caption "Financial Statements and Experts" in the Proxy Statement and Prospectus, which is also included in such Registration Statement on Form N-14.





Deloitte & Touche LLP
New York, New York
January 17, 2001